Exhibit 10.1

SECOND AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Second Amendment to Lease (“Amendment”) dated August 12, 2019 is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and ICAD, INC., a California corporation (“Tenant”).

II.	RECITALS.

On June 29, 2012, Landlord and Tenant entered into a lease for space in a building located at 101-115 Nicholson Lane, Suite 100, San Jose, California (“Premises”), which lease was amended by a First Amendment to Lease dated September 19, 2016. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to extend the Lease Term, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“5.	Lease Term: The Term of this Lease shall expire on March 31, 2023.”

2.	Item 6 is hereby amended by adding the following:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)

4/1/20 to 3/31/21	$2.15	$52,355.00
4/1/21 to 3/31/22	$2.21	$53,816.00
4/1/22 to 3/31/23	$2.28	$55,520.00

B.        Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Cornish & Carey / Palo Alto (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

C.        Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

D.        Tenant Improvements. Landlord shall cause its contractor, or, at Tenant’s option, shall permit Tenant to cause its contractor, to make such improvements to the Premises as may be specified by Tenant and approved by Landlord (“Tenant Improvements”) with such Landlord approval not to be unreasonably withheld, delayed or conditioned. All such improvements shall be set forth at one time by Tenant as part of a single plan, it being understood that Landlord shall not be required to undertake multiple jobs. All materials and finishes utilized in completing the Tenant Improvements shall be Landlord’s building standard. Should Landlord submit any matter to Tenant for approval, Tenant shall approve or reasonably disapprove same (with reasons specified) within 3 business days.

Landlord’s total contribution for the Tenant Improvements shall not exceed $97,404.00 (“Landlord Contribution”). It is understood that Landlord shall be entitled to a supervision/administrative fee equal to 5% of the total hard and soft construction cost, which fee shall be paid from the Landlord Contribution. Any excess cost shall be borne solely by Tenant and, if Landlord’s contractor performs the Tenant Improvements, shall be paid to Landlord within 10 days following Landlord’s billing for such excess cost. If Tenant’s contractor performs the Tenant Improvements, within 30 days after the completion of the Tenant Improvements and Landlord’s receipt of copies of all supporting third-party invoices and other reasonable documentation of the costs, together with lien releases satisfactory to Landlord, Landlord will pay Tenant reimburse Tenant an amount equal to the lesser of (a) the cost of such Tenant Improvements and (b) the Landlord Contribution.

Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant as part of the single improvement project on or before June 30, 2021, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply any such savings toward additional work; provided, however, if there is any unused Landlord Contribution as of June 30, 2021, and provided that the cost of any Tenant Improvements undertaken have been paid in full, Landlord shall apply up to $48,702.00 of the unused Landlord Contribution against the installments of Basic Rent next coming due under this Lease.

It is understood that the Tenant Improvements shall be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result and that no rental abatement shall result while the Tenant Improvements are completed in the Premises. Tenant further agrees that it shall be solely responsible for relocating its office equipment, furniture and furnishings in the Premises to accommodate such improvement work.

E.        Right to Extend this Lease. The provisions of Section 1 of Exhibit G to the Lease, entitled “Right to Extend this Lease,” shall remain in effect during the Term as extended by this Amendment.

IV.	GENERAL.

A.        Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.        Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.        Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.        Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.        Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.        California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. If Tenant requests to perform a CASp inspection of the Premises, Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”). Tenant agrees to keep the information in the CASp Report confidential except as necessary to complete such modifications.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

THE IRVINE COMPANY LLC, a Delaware limited liability company		ICAD, INC., a California corporation

By	/s/ Steven M. Case	By	/s/ Scott Areglado
	Steven M. Case	Printed Name	Scott Areglado
	Executive Vice President	Title	CFO

By	/s/ George I. Meyer	By	/s/ Stacey Stevens
	George I. Meyer	Printed Name	Stacey Stevens
	Vice President, Operations	Title	President

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